UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
(Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934)
Date of Report (Date of earliest event reported) March 26, 2007
SOLECTRON CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-11098	94-2447045

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

847 Gibraltar Drive, Milpitas, California	95035

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 957-8500
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 2.02 Results of Operations and Financial Condition
     On March 29, 2007, Solectron Corporation (“Solectron”) announced its results of operations for its fiscal quarter ended March 2, 2007. A copy of the Company’s press release announcing such results dated March 29, 2007 is attached hereto as Exhibit 99.1. This Form 8-K and the attached exhibit are furnished with the Securities and Exchange Commission (“SEC”).
     Solectron includes the use of a non-GAAP financial measure in the attached exhibit. In accordance with Item 10(e)(i) of Regulation S-K, Solectron is required to provide a statement disclosing the reasons why management believes that presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s results of operations.
     Solectron management evaluates and makes certain operating decisions (e.g. inventory management, site locations, personnel decisions) using various operating measures. These measures are generally based on the revenues and certain costs of its operations, such as cost of goods sold and selling, general and administrative expenses. One such measure is non-GAAP net income (loss), which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. This measure consists of GAAP net income (loss) from continuing operations excluding, as applicable, restructuring charges (severance and benefits, excess facilities and asset-related charges), amortization of intangible assets, stock compensation expense, investment related losses (gains), impairment charges for goodwill, intangible assets and other long-lived assets, and losses (gains) on the extinguishment of debt and other debt-related charges. Non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that Solectron would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability.
     Management believes it is useful to exclude restructuring charges in measuring Solectron’s operations. Solectron has dramatically reduced headcount and facilities in recent years. As a result, Solectron’s GAAP statements of operations have included significant charges related to such restructurings. Furthermore, management believes amortization of intangible assets, stock compensation expense, investment related losses (gains), impairment charges for goodwill, intangible assets and other long-lived assets, and losses (gains) on the extinguishment of debt and other debt-related charges, are infrequent events, which make the results less comparable between reporting periods.
     Management believes that non-GAAP net income (loss) provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to our historical operating results. Management also uses this information internally for forecasting and budgeting. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within the attached press release with their most directly comparable GAAP financial results.
ITEM 2.05 Costs Associated with Exit or Disposal Activities
     On March 26, 2007, Solectron’s Board of Directors approved the next phase of contemplated restructuring pursuant to Solectron’s phased approach announced in the first quarter of fiscal 2007. Restructuring and impairment charges related to this phase are estimated to be in a range of $35-$45 million, of which approximately 90% represents cash expenditures. It is estimated that the actions under this restructuring plan will be completed within the next 12 months. This phase of restructuring is necessary to continue the optimization of Solectron’s global footprint and reduce its cost structure.
     The actions under this second phase of restructuring will involve reducing the workforce by approximately 1,300-1,500 employees and closing or consolidating approximately 400,000 square feet of facilities, primarily in North America, as well as Western Europe. The estimated restructuring charges will consist of approximately (i) $23-$30 million related to severance costs, (ii) $9-$12 million related to leased facility liabilities and transfer and other exit costs and (iii) an estimated non-cash charge of $3 million related to disposition of equipment, of which $1 million was impaired at the end of the second quarter of fiscal 2007.

ITEM 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit	Description
99.1	Press release dated March 29, 2007 announcing Solectron’s earnings for the fiscal quarter ended March 2, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2007	Solectron Corporation
/s/ Warren Ligan
Warren Ligan
Senior Vice President and Chief Accounting Officer

Exhibit Index

Exhibit	Description
99.1	Press release dated March 29, 2007 announcing Solectron’s earnings for the fiscal quarter ended March 2, 2007.